EXHIBIT 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of Fidelity Income Fund: Fidelity Ginnie Mae Fund, Fidelity Government Income Fund, and Fidelity Intermediate Government Income Fund, of our report dated September 8, 1998 on the financial statements and financial highlights included in the July 31, 1998 Annual Report to Shareholders of Fidelity Ginnie Mae Fund, Fidelity Government Income Fund (formerly Fidelity Government Securities Fund), and Fidelity Intermediate Government Income Fund (formerly Spartan Limited Maturity Government Fund).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/S/Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 17, 1998